Exhibit 99.1

Quantum Technologies Reports Fiscal 2009 Third Quarter Financial Results

IRVINE, Calif., March 12, 2009 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles, today reported results for the three and nine month periods ended January 31, 2009. Conference call information is provided below.

Third Quarter Operating Results

Total revenue in the third quarter of fiscal 2009 was $5.9 million compared to $7.1 million in the third quarter of fiscal 2008, a net decrease of 17%. The decrease in consolidated net revenue is primarily related to a decline in product shipments and engineering services provided to General Motors in fiscal 2009 compared to fiscal 2008. The Company’s consolidated operating loss increased from $3.8 million in the third quarter of fiscal 2008 to $11.9 million in the third quarter of fiscal 2009. The increase was primarily due to the lower revenue base and a non-cash charge of $5.8 million recorded in the third quarter of fiscal 2009 for the impairment of the unamortized balance of the intangible asset associated with our Strategic Alliance Agreement with General Motors.

The Quantum Fuel Systems operating segment loss increased $7.7 million from $1.4 million in the third quarter of fiscal 2008 to $9.1 million in the third quarter of fiscal 2009. The increase is primarily due to the impairment of the intangible asset in the third quarter of fiscal 2009 and a lower level of revenues. Corporate segment expenses increased $0.3 million, from $2.5 million in the third quarter of fiscal 2008 to $2.8 million in the third quarter of fiscal 2009. The shared-based compensation expense related to FAS 123R was $0.4 million and depreciation and amortization expense was $0.9 million during the third quarter of fiscal 2009.

Contract revenue for the Quantum Fuel Systems segment increased $1.1 million, or 24%, from $4.6 million in the third quarter of fiscal 2008 to $5.7 million in the third quarter of fiscal 2009. The increase was primarily due to higher development program revenues related to development of the “Q Drive” propulsion system for the Company’s affiliate – Fisker Automotive. This increase was partially offset by a decline in hydrogen and fuel cell system programs with General Motors. Other hybrid and plug-in hybrid development programs, military programs and other advanced hybrid propulsion system development programs were comparable for the third quarter of fiscal 2008 and 2009.

The Tecstar Automotive Group business segment ceased operations on January 16, 2008 upon transfer of substantially all of its assets to an affiliate of our lender. Accordingly, the activities of the Tecstar Automotive Group reporting segment are reported as discontinued operations for the three and nine month periods ending January 31, 2008.

The Company’s net loss from continuing operations increased from $3.8 million, or $0.05 a share, in the third quarter of fiscal 2008 to $13.6 million, or $0.14 a share, in the third quarter of fiscal 2009. The Company’s net loss increased from $1.4 million, or $0.02 a share, in the third quarter of fiscal 2008 to $13.6 million, or $0.14 a share, in the third quarter of fiscal 2009.

Nine Month Results

For the nine month period ended January 31, 2009, the Company reported revenues of $17.0 million compared to revenues of $16.8 million for the nine month period ended January 31, 2008. Contract revenues increased $6.6 million, or 69%, from $9.6 million in the first nine months of fiscal 2008 to $16.2 million in the first nine months of fiscal 2009. The increase was due primarily to an increased level of system development and application engineering of our “Q-Drive” hybrid propulsion system for the Fisker Karma vehicle program and other funded contract work with the United States military and other government agencies. The operating loss for the Quantum Fuel Systems segment increased $6.2 million, or 98%, from $6.3 million in first nine months of fiscal 2008 to $12.5 million in the first nine months of fiscal 2009, primarily due to the non-cash charge of $5.8 million recorded in the third quarter of fiscal 2009 for the full impairment of the unamortized balance of the intangible asset associated with our Strategic Alliance Agreement with General Motors.

Corporate segment expenses increased $0.4 million from $7.9 million in the first nine months of fiscal 2008 to $8.3 million in the first nine months of fiscal 2009. Corporate segment expenses reflect the general and administrative expenses that indirectly support our ongoing Quantum Fuel Systems operating segment and our anticipated future operating segments. Corporate segment expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors. Included in operating expenses are $2.2 million and $1.5 million of share-based compensation for the first nine months of fiscal 2008 and 2009, respectively.

The Company’s consolidated operating loss increased from $14.1 million in the first nine months of fiscal 2008 to $20.8 million in the first nine months of fiscal 2009. During the first nine months of fiscal 2009, depreciation and amortization expense was $2.7 million. Cash used from operations during the first nine months of fiscal 2009 was $13.3 million which included $3.8 million in prepayments on a solar cell contract.

The May 2008 modification to the Company’s debt instruments resulted in a total non-cash charge on modification of debt of $39.8 million which was recorded during the first quarter of fiscal 2009 and is included in loss from continuing operations for the nine month period in fiscal 2009. The charge represents the difference between the carrying balance of the notes and the estimated fair values of the notes, as amended, as of the date of such amendment. Since the implied premium totaling $39.8 million is presumed to represent equity in accordance with Accounting Principals Board (APB) 14, “Accounting for Convertible Debt,” the implied premium is recorded as additional paid-in-capital under stockholders’ equity.

Asola, Quantum’s German solar affiliate, recorded in equity in earnings of affiliates, had revenues of approximately $39.4 million and net income of $0.5 million during the first nine months of fiscal 2009.

The Company’s net loss from continuing operations increased from $14.3 million, or $0.19 a share, in the first nine months of fiscal 2008 to $62.1 million, or $0.69 a share, in the first nine months of fiscal 2009. The Company’s net loss decreased from $80.3 million, or $1.06 a share, in the first nine months of fiscal 2008 to $62.1 million, or $0.69 a share, in the first nine months of fiscal 2009.

Alan P. Niedzwiecki, President and CEO, stated, “The Company’s third quarter operating performance was impacted by the downturn in the economy and especially the challenges faced by our automotive OEM customers. Despite uncertain times, we remain optimistic that the continued focus on hybrid and “green vehicle” technologies will benefit Quantum as dramatic change continues to take place in the automotive industry. Development of our “Q-Drive” hybrid propulsion system for the Fisker Karma luxury premium hybrid vehicle and related integration efforts are progressing according to plan. Fisker unveiled, as expected, its first production car, the Fisker Karma, incorporating a fully developed and operational Q-Drive at the 2009 North American International Auto Show in Detroit.”

Mr. Niedzwiecki continued, “We continue to advance technologies under funded Department of Energy programs and additionally have applied for a $175 million loan in connection with the Department of Energy’s $25 billion Advanced Technology Vehicles Manufacturing Loan program. We believe that we are well positioned to receive some level of funding within the next 6 month period as it would enable us to advance hybrid vehicle and battery technologies for further commercialization of vehicle programs and other future vehicle platforms at more economical price points. We are also in the process of applying for grants under the 2009 Economic Stimulus Package and other government programs available to the Company.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statement of Operations

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2009	2008	2009
Revenue:
Net product sales	$2,521,053	$215,873	$7,236,326	$814,134
Contract revenue from affiliate	1,000,000	4,344,667	1,000,000	9,342,108
Contract revenue from non-affiliates	3,624,777	1,320,353	8,595,198	6,859,514

Total revenue	7,145,830	5,880,893	16,831,524	17,015,756
Costs and expenses:
Cost of product sales	2,009,188	1,047,850	6,144,305	2,124,102
Research and development	4,691,373	6,716,880	11,706,891	18,110,412
Selling, general and administrative	3,870,661	3,870,302	11,862,762	10,569,428
Amortization and impairment of intangible asset	419,081	6,190,719	1,256,813	7,020,607

Total costs and expenses	10,990,303	17,825,751	30,970,771	37,824,549

Operating loss	(3,844,473)	(11,944,858)	(14,139,247)	(20,808,793)
Interest expense, net	(589,131)	(836,936)	(1,539,093)	(2,830,904)
Loss on early extinguishment of debt	—	—	—	(39,763,016)
Minority interest in losses of subsidiary	496,247	—	1,317,695	—
Equity in earnings (losses) of affiliates, net	97,500	(793,250)	97,500	(672,000)
Other income (expense), net	(2,442)	—	(14,163)	1,999,751

Loss from continuing operations before income taxes	(3,842,299)	(13,575,044)	(14,277,308)	(62,074,962)
Income tax expense	(400)	(400)	(1,200)	(1,200)

Net loss from continuing operations	(3,842,699)	(13,575,444)	(14,278,508)	(62,076,162)
Income (loss) from discontinued operations, net of tax effects	2,484,568	—	(66,062,163)	—

Net loss	$(1,358,131)	$(13,575,444)	$(80,340,671)	$(62,076,162)

Per share data—basic and diluted:
Loss from continuing operations	$(0.05)	$(0.14)	$(0.19)	$(0.69)
Loss from discontinued operations	0.03	—	(0.87)	—

Net loss	$(0.02)	$(0.14)	$(1.06)	$(0.69)

Number of shares used in per share calculation—basic and diluted	78,552,368	97,629,241	76,143,277	89,880,374

Cash Flow Information for Continuing Operations:
Depreciation and amortization	$1,004,481	$870,889	$2,826,787	$2,693,944
Net cash used in operating activities	(3,188,993)	(5,741,699)	(14,625,884)	(13,333,066)
Net cash used in investing activities	2,203,156	(1,301,842)	(10,680,238)	(9,469,099)
Net cash provided by financing activities	6,964,815	(869,847)	30,161,073	24,440,180

		April 30, 2008	January 31, 2009
Balance Sheet Information:
Cash and cash equivalents		$6,023,715	$7,661,730
Current assets		22,741,528	19,036,690
Property & equipment, net		3,852,566	6,941,729
Goodwill & intangibles, net		37,420,606	30,400,000
Total assets		68,785,620	67,017,652
Current liabilities		21,812,829	41,051,082
Long-term debt		33,623,598	135,044
Stockholders’ equity		13,349,193	25,831,526

Financial Results Call Scheduled:

Thursday March 12, 2009 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #89723282

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until March 19, 2009 at 1:30 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000(R) and Russell 3000(R) indexes.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, the development and commercialization of hybrids, anticipated legislation and government funding, solar and other clean technology opportunities, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, the disposal of Tecstar and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into new OEM-level programs and other new model platforms with our OEM customers; our ability to secure government funding under the Department of Energy’s $25 billion Advanced Technology Vehicles Manufacturing Loan program and other government funding and grant programs; costs and potential litigation associated with our acquisitions or the sale or restructure of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel and hybrid vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of hybrid vehicles and technologies; our dependence on a concentrated number of customers for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2008 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Investor Relations

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2009 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500    Fax 949-399-4600